Exhibit 99.2

Email for All Employees Following Announcement

From: Maeve O’Meara

Subject: Exciting News!

Team,

I hope you all had a restful break and enjoyed some time with your family, friends, and loved ones.

When I stepped into the CEO role in July of 2019, I shared my belief that our unique advantage was the combination of our data and technology. I laid out a strategy to unleash greater value from those core assets – specifically, extending access to our data and technology beyond the individual user to a team of experts, our Care Guides, and leveraging our data and technology to unlock a new buyer, health plans. We have executed brilliantly on that strategy. We enter 2022 with more than 80% of our new customer launches including Care Guides, and nearly 40% of our new bookings over the last two years coming from health plans. This all comes on top of the best direct-to-employer quarter we have had in 4 years!

During my first earnings call as CEO, I shared my belief that our data and technology would become critical at the point-of-care. Specifically, “The shift to value-based care, the introduction of alternative delivery models, and payer-provider consolidation has created demand for healthcare data infrastructure that provides information on the consumer’s health, and enables steerage to higher quality, lower cost providers.” I believed in the demand for our data and technology at the point-of-care two and a half years ago, and I believe it today.

Thus, I am thrilled to announce (https://www.castlighthealth.com/company/news/castlight-health-and-vera-whole-health-to-combine-to-pioneer-and-scale-value-based-care-in-commercial-market) that we will be combining our business with Vera Whole Health, a leading value-based advanced primary care provider, to create a first of its kind company that will transform how patients experience care, how providers deliver care, and how employers and other purchasers pay for care. This combination will be financed by Clayton, Dubilier, & Rice (CD&R), a top tier investor in healthcare. This combination is the realization of the vision we laid out two and a half years ago and would not have been possible without your commitment to excellence and ability to find joy in the journey.

As you all know, we have been engaged in partnership discussions with many innovative delivery organizations, and over the course of the last year, I gained conviction that the moment was now. Now was the moment to leap, to be bold and to do something that has never been done before. And to do that with a company whose deep mission orientation and commitment to innovation is as deeply ingrained in their culture as it is at Castlight.

Like Castlight, Vera is a pioneer. A pioneer in advanced primary care, and one of the first organizations to focus on improving health equity. Vera delivers advanced primary care through purpose-built clinics and strategic partnerships with local providers to improve the social, mental and physical health of their patients. Most importantly, Vera’s CEO, Ryan Schmid, and his leadership team share our deep desire to transform healthcare across the country.

Finally, this combination represents a natural evolution of our Anthem partnership. Over the last year, I’ve worked directly with Gail Boudreaux, Anthem’s CEO, and Bryony Winn, Anthem’s President of Health Solutions, to define the next phase of our relationship. Upon completion of this combination, Anthem will make a strategic investment in the combined company! Their decision to invest in and desire to be a long-term strategic partner to our new company is a huge testament to the strength of the partnership and what you all built and supported with Engage. I am thrilled by the expansion of this important relationship!

I’m excited to tell you all more, and I’m sure you have many questions! To that end, we will be hosting a special All Hands today at 10am PT / 1pm ET and also at 8pm PT / 9:30am IST. Your team leaders will follow up with team meetings to provide greater detail.

Castlight is more of a cause than a company to many of us. I am delighted that together we are opening the door to better healthcare for so many Americans. I have often talked about the privilege of purpose and your talent and tenacity have brought us to this moment. This is a huge milestone for Castlight, but our journey is really just beginning. Thank you for your commitment to something bigger than all of us!

With gratitude,

Maeve

Cautionary Notice Regarding Forward-Looking Statements

This document contains “forward-looking statements” relating to the acquisition of Castlight by Vera. In some cases, forward-looking statements may be identified by terminology such as “believe,” “may,” “will,” “should,” “predict,” “goal,” “strategy,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “seek” and similar expressions and variations thereof. These words are intended to identify forward-looking statements. Vera and Castlight have based these forward-looking statements on current expectations and projections about future events and trends that they believe may affect the financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs of Vera and Castlight. Forward-looking statements are subject to significant known and unknown risks and uncertainties that may cause actual results, performance or achievements in future periods to differ materially from those assumed, projected or contemplated in the forward-looking statements, including, but not limited to, the following factors: the ability of Vera and Castlight to complete the transactions contemplated by the Agreement and Plan of Merger in the anticipated timeframe or at all, including the parties’ ability to satisfy the conditions to the consummation of the offer contemplated thereby and the other conditions set forth in the Agreement and Plan of Merger, the potential effects of the acquisition on Castlight, the participation of third parties in the consummation of the transaction and the combined company, the risk that stockholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability; uncertainties as to how many of the Company’s stockholders will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; and other risks and uncertainties, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Castlight’s Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, which are on file with the Securities and Exchange Commission (the “SEC”) and available on the SEC’s website at www.sec.gov. The information contained in this document is provided only as of the date hereof, and no party undertakes any obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.

Additional Information and Where to Find It

The tender offer for the outstanding shares of common stock of Castlight has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Castlight common stock, nor is it a substitute for the tender offer materials that Vera and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Vera will file a tender offer statement on Schedule TO with the SEC, and thereafter Castlight will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer.

THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY CASTLIGHT’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

Both the tender offer statement and the solicitation/recommendation statement will be mailed to Castlight’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Castlight by contacting investor relations at IR@castlighthealth.com. In addition, the tender offer statement, the related letter of transmittal and certain other tender offer documents and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available for free at www.sec.gov, upon filing with the SEC. In addition to these documents Castlight files annual, quarterly and current reports and other information with the SEC, which are also available for free at www.sec.gov. In addition, the solicitation/recommendation statement and the other documents filed by Castlight with the SEC will be available for free at ir.castlighthealth.com.

CASTLIGHT’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9 CAREFULLY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO, AS WELL AS IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF CASTLIGHT COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.